UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2017

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York	10523
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2017, Party City Holdco Inc. (the “Company”) and Gerald Rittenberg entered into a Transition and Consulting Agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company will terminate, effective as of March 31, 2017. Beginning April 1, 2017 and continuing through December 31, 2020, unless earlier terminated as provided for in the agreement (the “Consulting Period”), Mr. Rittenberg will serve on a part-time basis as a non-employee senior adviser to the Company and to the President of the Party City Retail Group. Mr. Rittenberg will remain as Chairman of the Board of Directors of the Company (the “Board”) through the end of his existing director term (through the Company’s 2018 annual meeting of shareholders) and will be nominated by the Board to serve as a non-employee member of the Board during the consulting term.

Under the Transition and Consulting Agreement, Mr. Rittenberg will receive transition payments from April 1, 2017 through December 31, 2017 equal to the amount he would have received as base salary had he remained employment as Executive Chairman during that period (i.e., pay at an annual rate equal to $2,089,747.44), which will be paid in accordance with the Company’s regular payroll schedule. He will remain eligible to receive an annual bonus in respect of 2017 based on actual performance, with a target amount equal to 80% of his base salary (as in effect on March 31, 2017) and a maximum amount equal to 160% of that amount. During 2018, he will also receive aggregate payments equal to $2,048,772, which will be paid in four equal quarterly installments. Beginning on January 1, 2018 and for the remainder of the Consulting Period, he will receive consulting payments equal to $40,000 per month. For his service as a member of the Board during the Consulting Period, he will be eligible to participate in the Company’s non-employee director compensation program. Mr. Rittenberg will not be entitled to employee benefits during the Consulting Period, except that he will continue to be entitled to participate in the Company’s health plan.

The Transition and Consulting Agreement may be terminated due to Mr. Rittenberg’s death, by the Company due to his permanent disability, by the Company for cause or by Mr. Rittenberg. In the event of a termination of Mr. Rittenberg’s consulting services for any reason other than by the Company for cause, subject to the execution of a release of claims and Mr. Rittenberg’s compliance with his restrictive covenants, Mr. Rittenberg will be entitled to his annual bonus for 2017, if any, and the 2018 quarterly transition payments, which would be payable as described above.

From March 31, 2017 through the later of June 30, 2021 and the date that is six months following the date on which Mr. Rittenberg is no longer providing consulting services and is no longer a member of the Board, Mr. Rittenberg will be subject to noncompetition, non-solicitation of business partners and no hire provisions.

The foregoing is only a brief description of the material terms of the Transition and Consulting Agreement, and is qualified in its entirety by reference to the Transition and Consulting Agreement filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

10.1	Transition and Consulting Agreement, dated March 15, 2017 between Party City Holdco Inc. and Gerald C. Rittenberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: March 17, 2017	By:	/s/ Daniel J. Sullivan
Daniel J. Sullivan
Chief Financial Officer

Exhibit Index

10.1	Transition and Consulting Agreement, dated March 15, 2017 between Party City Holdco Inc. and Gerald C. Rittenberg

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